Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Tommy Pruitt	James Palczynski
Senior Communications Director	Principal and Director
Force Protection, Inc.	ICR Inc.
843.574.3866	203.682.8229

Force Protection, Inc. Announces Unaudited Second Quarter 2009 Results

Ladson, SC (August 10, 2009) — Force Protection, Inc. (NASDAQ: FRPT), a leading survivability solutions provider, today reported net income of $0.4 million, or $0.01 per diluted share in the second quarter of 2009, compared with $8.3 million, or $0.12 per diluted share in the second quarter of 2008.  Operating income in the second quarter of 2009 decreased 95% to $0.6 million compared with operating income of $12.8 million in the second quarter of 2008.

In the second quarter of 2009, the Company reported net sales of $187.1 million versus $340.9 million in the second quarter of 2008.  Net sales in the second quarter of 2008 included $143.3 million of pass-through sales from General Dynamics Land Systems in connection with vehicle deliveries under the MRAP Competitive Contract.  There were no vehicle pass-through sales from General Dynamics in the second quarter of 2009.  Key factors affecting second quarter 2009 operating income included costs incurred on the M-ATV competition and manufacturing overhead related to lower vehicle shipments in second quarter 2009.

Michael Moody, Chairman and Chief Executive Officer of Force Protection, Inc., said, “While we are disappointed with the financial results for the second quarter, we continued to see progress in transforming our business.  Service and support revenues continue to be a strong part of our business with the onset of shipment of our Independent Suspension System kits, ForceArmorTM kits, the opening of our facility in Kuwait and the transition of training operations to Roxboro.  Buffalo and Wolfhound shipments were significantly lower in the second quarter than anticipated.  However, we look to recover on these shipments in the third and fourth quarters of 2009.”

For the first six months of 2009, the Company reported net income of $7.8 million, or $0.11 per diluted share, on sales of $371.9 million.  During the first half of 2008, net income was $15.3 million, or $0.22 per diluted share, on sales of $744.0 million.  For the first six months of 2009, sales decreased 50% and net income decreased 49% compared with the first six months of 2008.

The $372.1 million decrease in sales is largely attributable to lower vehicle sales in 2009 including the $339.6 million of vehicles sold by General Dynamics Land Systems in the first six months of 2008 on a pass through basis, which had no gross margins.  For the first six months of 2009, spare parts and logistics sales increased $181.8 million, compared to the first six months of 2008. The change in net income per diluted share is primarily attributed to the impact on income of lower sales and the costs for the M-ATV competition.

The Company’s cash and marketable securities balance rose to $121.8 million as of June 30, 2009 from $111.0 million as of December 31, 2008.  Operating activity provided (used) net cash of $18.3 million in the first six months of 2009 compared with ($9.9) million in the first six months of 2008.  Inventories as June 30, 2009 increased to $139.9 million from $88.5 million as of December 31, 2008.  Inventories increased as a result of higher finished goods comprised primarily of Wolfhound vehicles and ForceArmorTM kits and higher inventory for the M-ATV Cheetah vehicles.  Accounts receivable decreased $24.3 million, or 17.6%, as of June 30, 2009 compared to December 31, 2008.

Mr. Moody concluded, “Our focus remains on our stated strategy to build a sustainable, long term business that provides survivability solutions that meet the needs of a broad range of customers.  While the M-ATV competition was very intense and we were very disappointed in the ultimate outcome, we were not depending on M-ATV to have a successful year.  Significant opportunities to grow our customer base exist around the world and we are taking action to ensure that the customer base continues to expand.  We have a good base business in place with our total life cycle support efforts and opportunities remain to grow the business.”

About Force Protection, Inc.

Force Protection, Inc. is a leading American designer, developer and manufacturer of survivability solutions, predominantly blast- and ballistic-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones. The Company’s specialty vehicles, the Cougar, the Buffalo and the Cheetah, are designed specifically for reconnaissance and urban operations and to protect their occupants from landmines, hostile fire, and improvised explosive devices (IEDs, commonly referred to as roadside bombs). The Company also is the developer and manufacturer of ForceArmor™, an armor package providing superior protection against explosively formed projectiles (EFPs), now available for a wide range of tactical-wheeled vehicles. The Company is one of the original developers and primary providers of vehicles for the U.S. military’s Mine Resistant Ambush Protected, or MRAP, vehicle program. For more information on Force Protection and its vehicles, visit www.forceprotection.net.

Safe Harbor Statement

This press release contains forward looking statements that are not historical facts, including statements about our beliefs and expectations. These statements are based on beliefs and assumptions of Force Protection’s management, and on information currently available to management. These forward looking statements include, among other things: the growth and demand for Force Protection’s vehicles, including the Tactical Supply Vehicle, the ForceArmor™ kits and the M-ATV Cheetahs; the rate at which the Company will be able to produce these vehicles and products; the Company’s ability to develop new technologies and products, and the effectiveness of these technologies and products; the Company’s execution of its business strategy and strategic transformation, including its opportunities to grow the business, its ability to right-size its manufacturing base and its dependency on certain vehicles and awards; and the Company’s expected financial and operating results, including its revenues and cash flow, for future periods. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements. Examples of these factors include, but are not limited to, ability to effectively manage the risks in the Company’s business; the ability to develop new technologies and products and the acceptance of these technologies and products; the ability to obtain new orders for its vehicles and products; the Company’s ability to identify and remedy its internal control weaknesses and deficiencies,  and other risk factors and cautionary  statements listed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as updated in the Quarterly Report on Form 10-Q for the period ended June 30, 2009.

Force Protection, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	As of June 30, 2009	As of December 31, 2008
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$111,815	$111,001
Marketable securities	9,985	—
Accounts receivable, net	114,131	138,449
Inventories	139,879	88,502
Advances to subcontractor	26,027	—
Deferred income tax assets	14,274	15,572
Prepaid income taxes	8,893	—
Other current assets	3,145	2,417
Total current assets	428,149	355,941
Property and equipment, net	60,001	61,429
Investment in joint venture	1,937	—
Intangible assets, net	403	654
Total assets	$490,490	$418,024

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$84,754	$47,115
Due to United States government	53,619	39,015
Advance payments on contracts	48,561	29,504
Other current liabilities	11,929	20,783
Total current liabilities	198,863	136,417
Deferred income tax liabilities	3,996	3,141
Other long-term liabilities	—	139
	202,859	139,697
Commitments and contingencies

Shareholders’ equity:
Common stock	69	68
Additional paid-in capital	258,236	256,939
Accumulated other comprehensive income	189	—
Retained earnings	29,137	21,320
Total shareholders’ equity	287,631	278,327
Total liabilities and shareholders’ equity	$490,490	$418,024

Force Protection, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2009	2008	2009	2008
	(In Thousands, Except Per Share Data)		(In Thousands, Except Per Share Data)
Net sales	$187,116	$340,917	$371,850	$743,964
Cost of sales	161,403	303,566	309,235	668,282
Gross profit	25,713	37,351	62,615	75,682
General and administrative expenses	20,172	21,525	41,023	46,150
Research and development expenses	4,892	3,039	9,497	5,899
Operating income	649	12,787	12,095	23,633
Other income (expense), net	(133)	460	(195)	971
Interest income (expense), net	103	(98)	(33)	(223)
Income before income tax expense	619	13,149	11,867	24,381
Income tax expense	(178)	(4,882)	(4,050)	(9,077)
Net income	$441	$8,267	$7,817	$15,304
Earnings per common share:
Basic	$0.01	$0.12	$0.11	$0.22
Diluted	$0.01	$0.12	$0.11	$0.22
Weighted average common shares outstanding:
Basic	68,425	68,311	68,416	68,304
Diluted	68,979	68,372	68,909	68,368

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